Exhibit 10.3

February 8, 2016

Mr. Michael McAndrew
c/o Black Box Network Services, Inc. -
Government Solutions
1010 Haley Road
Murfreesboro, TN 37129

Re: Separation

Dear Mike:

In order to provide for an orderly transition, this letter agreement is to confirm our understanding regarding your separation from Black Box Corporation (“Black Box”) and its subsidiaries (the “Company”). Reference is hereby made to the Agreement dated April 1, 2013 by and between Black Box and you (“Your Agreement”). Black Box hereby advises you to have this letter agreement, including the Release Agreement (as defined below) attached hereto, reviewed by your attorney.

Accordingly, for good and valuable consideration, intending to be legally bound, and in connection with your pending separation of employment from the Company, Black Box and you agree as follows:

1.
This letter agreement is an amendment to Your Agreement which, except as necessary to give effect to the provisions of this letter agreement, shall remain in full force and effect in accordance with its terms. For avoidance of doubt, you acknowledge and agree that Sections 4 and 8 of Your Agreement remain in full force and effect.

2.
You will remain the President and Chief Executive Officer of Black Box (“CEO”) until February 28, 2016. You acknowledge and agree that the Board of Directors of Black Box (the “Board”) has appointed another person to serve as President and CEO as of February 29, 2016. You agree that neither this event nor the corresponding re-assignment of your authorities, duties or responsibilities in connection therewith will serve as “Good Reason for Termination” under Your Agreement.

3.
Your employment with the Company will voluntarily end in accordance with Retirement (as defined in Your Agreement) and your Date of Termination (as defined in Your Agreement) shall be June 3, 2016 (“Your Retirement Date”). You shall be available to assist the CEO from and after February 29, 2016 through Your Retirement Date. For the avoidance of doubt, you agree that (a) in accordance with Section 3(a)(iii) of Your Agreement, the termination of your employment on Your Retirement Date will not entitle you to any additional compensation under Your Agreement; and (b) notwithstanding the foregoing, you and Black Box retain the right to terminate your employment sooner in accordance with the terms of Your Agreement, as modified by this letter agreement.

4.
You hereby agree that you are resigning from the Board effective February 29, 2016. You acknowledge and agree that the Board is not required to nominate you for election as a director of Black Box at the next annual meeting of stockholders expected to be held in August 2016. You agree that neither your resignation from the Board nor the Board’s failure to so nominate you will serve as “Good Reason for Termination” under Your Agreement.

5.
You agree that, effective as of February 29, 2016, you will be treated as having voluntarily resigned all positions with the Company, other than as an employee, including as a director, officer and/or manager of Black Box and all direct or indirect subsidiary of Black Box (for this purpose, including Genesis Networks Integration Services, LLC). You agree to promptly execute and deliver to the Company any and all documents reasonably requested by the Company in order to effect the foregoing resignations.

6.
Your base salary in effect as of the date hereof shall remain your base salary through Your Retirement Date. All of your existing cash and stock incentive awards shall be governed by the terms of their respective agreements and the 1992 Stock Option Plan, as amended, or the 2008 Long-Term Incentive Plan (collectively, the “Plans”), as the case may be. If you remain employed through Your Retirement Date, you shall be deemed to have retired for purposes of all the awards granted to you under the Plans. You understand that you are not entitled to receive any additional awards under the Plans or otherwise.

7.
For avoidance of doubt, you will be entitled to receive any bonus earned under the Annual Incentive Plan for the fiscal year ending March 31, 2016 unless you are terminated due to Cause for Termination as defined in Your Agreement (other than clause (i) thereof).

Exhibit 10.3

8.
In consideration for Black Box’s willingness to execute this letter agreement and continue your employment through Your Retirement Date, thereby giving you the opportunity to receive additional compensation that you may not otherwise have received, you agree to sign and deliver to the Company an Agreement and General Release in the form attached hereto as Exhibit A, modified as necessary, in the reasonable determination of Black Box, to comply with law as of Your Retirement Date and with all blanks appropriately completed (the “Release Agreement”). You shall sign the Release Agreement on or within 21 days after Your Retirement Date. If you fail to timely sign or deliver to the Company the Release Agreement, or if you effectively revoke the Release Agreement in accordance with its terms, then you agree to immediately reimburse the Company an amount in cash equal to your base salary from the date of this letter agreement through Your Retirement Date plus the value of any incentive awards paid out to you in 2016 (less an amount equal to the minimum wage for the hours you worked during such period).

9.
You acknowledge and agree that the Company will be required to file this letter agreement, including Exhibit A hereto, with the Securities and Exchange Commission making such documents available to the public.

10.	Your Agreement and this letter agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions.

11.
Your Agreement, along with this letter agreement, constitute the entire understanding of the parties hereto with respect to the subject matter hereof and may only be amended or modified by written agreement signed by the parties hereto.

12.
The invalidity or unenforceability of any provisions of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect.

13.	This letter agreement may be executed in counterparts which, taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

Exhibit 10.3

Please indicate your agreement with the foregoing by signing below.

Very truly yours,

BLACK BOX CORPORATION

By: /s/ Thomas G. Greig
Thomas G. Greig
Chairman of the Board

Date: February 8, 2016

AGREED TO AND ACCEPTED BY:

/s/ Michael McAndrew
Michael McAndrew

Date: February 9, 2016